BLACKBERRY LIMITED 2015 EMPLOYEE STOCK PURCHASE PLAN AMENDED AND RESTATED JUNE 23, 2020 1. Purpose. This BlackBerry Limited 2015 Employee Stock Purchase Plan (the “Plan”) is intended to provide employees of the Corporation and other Participating Entities with an opportunity to acquire a proprietary interest in the Corporation through the purchase of Shares. 2. Definitions. “Administrative Agent” means the financial services firm or other agent designated by the Corporation to maintain ESPP Share Accounts on behalf of Participants who have purchased Shares under the Plan. “affiliate” and “jointly or in concert” have the respective meanings set forth in the Securities Act (Ontario), as amended from time to time. “Blackout Period” means any period imposed by the Corporation applicable to a Participant, during which specified individuals, including insiders of the Corporation, may not trade in the Corporation’s securities (including for greater certainty any period during which specific individuals are restricted from trading because they possess material non-public information), but does not include any period when a regulator has halted trading in the Corporation’s securities. “Board or Board of Directors” means the Board of Directors of the Corporation, as constituted from time to time. “Committee” means the committee of the Board responsible for recommending to the Board the compensation of the executive officers and other employees, which, as at the effective date of the Plan, is the Compensation, Nomination and Governance Committee. “Compensation” means the base salary or base hourly wages for non- overtime work hours paid to an Eligible Employee by a Participating Entity as compensation for services to the Participating Entity, before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan or contributions for any health or welfare benefit programs. “Corporate Transaction” means a sale or conveyance of all or substantially all of the property and assets of the Corporation or any merger,

2 consolidation, amalgamation, combination or offer to acquire all of the outstanding Shares or other similar transaction. “Corporation” means BlackBerry Limited, an Ontario corporation, including any successor thereto. “Eligible Employee” means an Employee who is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year. Notwithstanding the foregoing, the Committee may exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” of any Participating Entity, Employees who have been employed by any Participating Entity for less than 2 years, “officers” of any Participating Entity and Employees whose principal duties consist of supervising the work of other Employees. The Board may from time to time establish different eligibility standards for Employees. “Employee” means any person who renders services to a Participating Entity as an employee pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by a Participating Entity. Where the period of leave exceeds three (3) months, and the individual’s right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period. “Enrollment Form” means an agreement pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering Period. “ESPP Share Account” means an account into which Shares purchased with accumulated payroll deductions at the end of an Offering Period are held on behalf of a Participant. “Fair Market Value” means, as of any date, (i) the closing price of the Shares on the Toronto Stock Exchange, in relation to Participants whose Compensation is paid in Canadian dollars, or (ii) the closing price of the Shares on the New York Stock Exchange, in relation to Participants whose Compensation is paid in U.S. dollars or any other foreign currency. “Initial Offering Period” means the first Offering Period of the Plan, beginning July 1, 2015, and ending September 30, 2015. “Offering Date” means the first Trading Day of each Offering Period as designated by the Board.

3 “Offering Period” means the period of time Participant payroll deductions are accumulated for the purchase of Shares on the Purchase Date. Pursuant to Section 6, the Board may change the duration of future Offering Periods and/or the start and end dates of future Offering Periods. “Participant” means an Eligible Employee who is actively participating in the Plan. “Participating Entity” means the Corporation and any affiliate of the Corporation which is designated by the Board from time to time in its sole discretion. “Plan” means this BlackBerry Limited 2015 Employee Stock Purchase Plan, as set forth herein, and as amended from time to time. “Purchase Date” means the last Trading Day of each Offering Period. “Purchase Price” means that price set by the Board for a Participant of a specified Participating Entity to purchase a Share on the Purchase Date, which shall be no less than eighty-five percent (85%) of the Fair Market Value of a Share on the Purchase Date. “Share” means a common share of the Corporation. “Termination Date” means the earlier of: (i) the date specified in the written notice of termination or resignation; and (ii) the last day worked by the Participant, provided such date shall not be prior to the last day of any minimum statutory notice period, if applicable. “Trading Day” means any day on which each of the Toronto Stock Exchange and the New York Stock Exchange is open for trading. 3. Administration. This Plan will be administered by the Board and the Board has complete authority, in its discretion, to interpret the provisions of this Plan. In administering and interpreting the Plan, the Board may adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan and make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan, including without limitation adopting sub-plans applicable to particular Participating Entities or locations, which the Board determines, in its discretion, are necessary or advisable. The Board’s determinations and actions within its authority under this Plan are final, conclusive and binding on the Corporation, its affiliates and all other persons. The Corporation shall pay all expenses incurred in the administration of the Plan except for brokerage fees or expenses

4 associated with the sale or transfer of Shares by a Participant, which fees and expenses shall be borne by the Participants. 4. Delegation to Committee. To the extent permitted by applicable law, the Board may, from time to time, delegate to the Committee all or any of the powers conferred on the Board under the Plan. In such event, references to the Board mean and include the Committee and the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decisions made or actions taken by the Committee arising out of or in connection with the administration or interpretation of this Plan within its authority under this Plan, are final, conclusive and binding on the Participating Entities and all other persons. 5. Eligibility. Unless otherwise determined by the Board in a manner that is consistent with this Plan, any individual who is an Eligible Employee as of the first day of the enrollment period designated by the Board for a particular Offering Period shall be eligible to participate in such Offering Period. 6. Offering Periods. The Plan shall be implemented by a series of Offering Periods. The first Offering Period shall be the Initial Offering Period (beginning July 1, 2015 and ending September 30, 2015). Thereafter, each Offering Period shall be six (6) months in duration, with new Offering Periods commencing on October 1 and April 1 of each year (or such other times as determined by the Board). The Board shall have the authority to change the duration, frequency, start and end dates of Offering Periods. 7. Participation. 7.1 Enrollment; Payroll Deductions. An Eligible Employee may elect to participate in the Plan in an Offering Period by properly completing and submitting an Enrollment Form not later than 5 business days following the first day of such Offering Period. Such Enrollment Form shall be submitted in accordance with the enrollment procedures established by the Board. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, the Eligible Employee authorizes payroll deductions from his or her Compensation in an amount equal to at least one percent (1%), but not more than fifteen percent (15%) of his or her Compensation on each pay day occurring during an Offering Period (or such other maximum percentage as the Board may establish from time to time before an Offering Period begins); provided, however, that in no event shall a Participant’s payroll deductions in any calendar year exceed U.S. $30,000 (or such lower amount as determined from time to time by the Board). Payroll deductions shall commence on the first payroll date following the Offering Date and end on the last payroll date on or before the Purchase Date. The Corporation shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account. Unless expressly permitted

5 by the Board, a Participant may not make any separate contributions or payments to the Plan. 7.2 Employer Contributions. With the approval of the Board (and subject to the Purchase Price being set at no less than the Fair Market Value of a Share on the Purchase Date), a Participating Entity may provide a Participant with cash contributions to purchase Shares (“Employer Contribution”). Such Employer Contribution shall be combined with the Participant’s accumulated payroll deductions and shall be used to purchase Shares on the Purchase Date. Such Employer Contribution shall not exceed 15% of the Participant’s accumulated payroll deductions during each Offering Period. 7.3 Election Changes. A Participant may decrease or increase his or her rate of payroll deductions for any current Offering Period by submitting a new Enrollment Form authorizing the new rate of payroll deduction not later than 5 business days following the first day of such Offering Period. (or within such other timeframe as determined from time to time by the Board). Any changes made after such time will not become effective until the next Offering Period. Notwithstanding the foregoing, to the extent necessary to comply with any applicable limits on the amount of payroll deductions, a Participant’s rate of payroll deductions may be decreased by the Corporation to as low as 0% at any time during an Offering Period. 7.4 Automatic Re-enrollment. The deduction rate selected in the Enrollment Form shall remain in effect for subsequent Offering Periods unless the Participant (i) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 7.3, (ii) withdraws from the Plan in accordance with Section 11, or (iii) terminates employment or otherwise becomes ineligible to participate in the Plan. 7.5 Blackout Periods. Notwithstanding any other provision of the Plan, if a Blackout Period is in effect, (i) an Eligible Employee subject to the Blackout Period may not enroll until after the end of the Blackout Period, and (ii) a Participant subject to the Blackout Period may not make changes to authorized payroll deductions, or voluntarily withdraw from the Plan until after the end of the Blackout Period. 8. Grant of Right. On each Offering Date, each Participant in the applicable Offering Period shall be granted a right to purchase, on the Purchase Date, a number of Shares determined by dividing the Participant’s accumulated payroll deductions during the Offering Period by the applicable Purchase Price. 9. Exercise of Right/Purchase of Shares. A Participant’s right to purchase Shares will be exercised automatically on the Purchase Date of each Offering Period. The Participant’s accumulated payroll deductions and any applicable Employer Contribution

6 during the Offering Period will be used to purchase the maximum number of whole Shares that can be purchased with the amounts in the Participant’s notional account. No fractional Shares may be purchased. However, the Participant’s ESPP Share Account will be credited with notional fractional Shares which will be aggregated with other notional fractional Shares credited from other Purchase Dates and any resulting whole Shares from such aggregation will be delivered to the Participant, subject to earlier withdrawal by the Participant in accordance with Section 11 or termination of employment in accordance with Section 12. 10. Transfer of Shares; Dividends. 10.1 As soon as reasonably practicable after each Purchase Date, the Corporation will arrange for the delivery to each Participant of the Shares purchased upon exercise of his or her right. Alternatively, other evidence of ownership of the Shares will be sent to the Participant if the Shares are to be held in book-entry form. The Board may permit or require that the Shares be deposited directly into an ESPP Share Account established in the name of the Participant with an Administrative Agent and may require that the Shares be registered in the name of the Administrative Agent, or its nominee, and held on behalf of the respective Participants. Whole Shares allocated to a Participant’s ESPP Share Account shall be voted in accordance with the directions, if any, of the applicable Participant. 10.2 Cash dividends, if any, paid with respect to the Shares held in the ESPP Share Account under the Plan shall be automatically reinvested in Shares. Any share dividend or other distribution made to holders of Shares will be credited to and held in the Participant’s ESPP Share Account. The Board shall have the right at any time or from time to time upon notice to Participants to change the default dividend reinvestment policy. 11. Withdrawal. 11.1 Withdrawal Procedure. A Participant may withdraw from an Offering by submitting to the Corporation a revised Enrollment Form indicating his or her election to withdraw at least thirty business days (or within such other timeframe as determined from time to time by the Board) before the Purchase Date. The accumulated payroll deductions held on behalf of a Participant in his or her notional account (that have not been used to purchase Shares) shall be paid or delivered, as applicable, to the Participant promptly following receipt of the Participant’s Enrollment Form indicating his or her election to withdraw and the Participant’s right shall be automatically terminated. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 7.1 of the Plan.

7 11.2 Effect on Succeeding Offering Periods. A Participant’s election to withdraw from an Offering Period will not have any effect upon his or her eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws. 12. Termination of Employment; Change in Employment Status. 12.1 Upon termination of a Participant’s employment with a Participating Entity for any reason, including death, disability, resignation or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, which in any case occurs at least five business days before the Purchase Date, the Participant will be deemed to have withdrawn from the Plan as of the Termination Date and the payroll deductions in the Participant’s notional account (that have not been used to purchase Shares), shall be returned to the Participant, or in the case of the Participant’s death, to the person(s) entitled to such amounts under Section 20, and the Participant’s right shall be automatically terminated as of the Termination Date. If the Participant’s Termination Date occurs within five business days before a Purchase Date, the accumulated payroll deductions and any applicable Employer Contribution shall be used to purchase Shares on the Purchase Date. 12.2 A Participant whose participation in the Plan has terminated as provided in Subsection 12.1 or his or her executors or administrators, as the case may be, may elect to deal with the Shares in their ESPP Share Account by completing a notice in the form prescribed by the Corporation and filing it with the Administrative Agent within ninety (90) days after termination of the Participant’s participation in the Plan requesting that: (a) share certificates for all of the whole Shares in the Participant’s ESPP Share Account be issued in his or her name or as directed, in which case the Administrative Agent shall make the necessary arrangements for the issuance and delivery of the appropriate certificates representing the Shares as soon as practicable following receipt of any such notice, and the Participant or his or her executors or administrators, as the case may be, will be responsible for paying any applicable fees in connection therewith (by deduction from their personal account prior to issuance of the share certificates); or (b) all of the whole Shares in the Participant’s ESPP Share Account be sold and the proceeds distributed to him or her or as directed, in which case the Administrative Agent shall sell all such Shares as directed and forward the proceeds (net of any brokerage commissions and sales administration fees) to such Participant or as otherwise directed, or his to or her executors or administrators, as the case may be, as soon as practicable following receipt of any such notice.

8 12.3 If no notice is filed pursuant to Subsection 12.2 within ninety (90) days after the termination of a Participant’s participation in the Plan, the Participant or his or her executors or administrators, as the case may be, shall be deemed to have elected to request that the whole Shares in the Participant’s ESPP Share Account be sold and the proceeds distributed to him or her or as directed, in which case the Administrative Agent shall sell all such Shares as directed and forward proceeds (net of any brokerage commissions and sales administration fees) to such Participant or as otherwise directed, or his to or her executors or administrators, as the case may be, as soon as practicable following the end of such period. 12.4 The Participant or his or her executors or administrators, as the case may be, shall be responsible for ensuring compliance with the provisions of applicable securities laws and applicable tax laws in respect of the tax consequences resulting from any transfer or sale or Shares pursuant to Subsections 12.2(b) or 12.3. 12.5 In all instances contemplated by this Section 12, the Participant shall receive the cash equivalent of any fractional Share credited to his or her ESPP Share Account. 13. Leave of Absence. If a Participant ceases to be an Eligible Employee as a result of an approved leave of absence, the Participant’s participation in the Plan shall be suspended until the Participant’s return and such Participant shall not be permitted to remit payments for the purchase of Shares. 14. Interest. No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan. 15. Shares Reserved for Plan. 15.1 Number of Shares. A total of ten million (10,000,000) Shares have been reserved as authorized for issuance under the Plan. The Shares purchased under the Plan may be Shares issued from treasury or Shares acquired on the open market. 15.2 Over-Subscribed Offerings. The number of Shares which a Participant may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed. No right granted under the Plan shall permit a Participant to purchase Shares which, if added together with the total number of Shares purchased by all other Participants in such Offering would exceed the total number of Shares remaining available under the Plan. If the Board determines that, on a particular Purchase Date, the number of Shares with respect to which rights are to be exercised exceeds the number of Shares then available under the Plan, the Corporation shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as practicable and as the Board determines to be equitable.

9 16. Participation Limits. The grant of rights under the Plan is subject to the following limitations: 16.1 No more than 10% of the Corporation’s outstanding Shares may be issued under the Plan or pursuant to any other security based compensation arrangements of the Corporation in any one (1) year period. 16.2 No more than 5% of the Corporation’s outstanding Shares may be issued under the Plan or pursuant to any other security based compensation arrangements of the Corporation to any one Participant. 16.3 The number of the Corporation’s Shares (i) issued to insiders of the Corporation within any one year period, and (ii) issuable to insiders of the Corporation, at any time, under the Plan, or when combined with all of the Corporation’s security-based compensation arrangements, cannot exceed 10% of the Corporation’s total outstanding Shares, respectively. 16.4 For the purposes of this Plan, “insider” and “security based compensation arrangement” have the meanings set out in the TSX Company Manual. 17. Transferability. No payroll deductions credited to a Participant, nor any rights to receive Shares hereunder may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 20 hereof) by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect. 18. Application of Funds. All payroll deductions received or held by the Corporation under the Plan may be used by the Corporation for any corporate purpose to the extent permitted by applicable law, and the Corporation shall not be required to segregate such payroll deductions or contributions. 19. Statements. Participants will be provided with statement, electronic or otherwise, at least annually which shall set forth the contributions made by the Participant to the Plan, the Purchase Price of any Shares purchased with accumulated funds, the number of Shares purchased, and any payroll deduction amounts remaining in the Participant’s notional account. 20. Designation of Beneficiary. A Participant may file, on forms supplied by the Board, a written designation of beneficiary who is to receive any Shares and cash in respect of any fractional Shares, if any, from the Participant’s ESPP Share Account under the Plan in the event of such Participant’s death. In addition, a Participant may file a written designation of beneficiary who is to receive any cash withheld through payroll

10 deductions and credited to the Participant’s notional account in the event of the Participant’s death prior to the Purchase Date of an Offering Period. 21. Adjustments Upon Changes in Capitalization; Dissolution or Liquidation; Corporate Transactions. 21.1 Adjustments. In the event that any special dividend or other special distribution (whether in the form of cash, securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares, or other change in the Corporation’s structure affecting the Shares occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Board shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including, without limitation, adjustments to the number of Shares which have been authorized for issuance under the Plan. 21.2 Dissolution or Liquidation. Unless otherwise determined by the Board, in the event of a proposed dissolution or liquidation of the Corporation, any Offering Period then in progress will be shortened by setting a new Purchase Date and the Offering Period will end immediately prior to the proposed dissolution or liquidation. The new Purchase Date will be before the date of the Corporation’s proposed dissolution or liquidation. Before the new Purchase Date, the Board will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s right will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 11. 21.3 Corporate Transaction. In the event of a Corporate Transaction, each outstanding right will be assumed or an equivalent right substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute the right, the Offering Period with respect to which the right relates will be shortened by setting a new Purchase Date on which the Offering Period will end. The new Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Purchase Date, the Board will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s right will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 11. 22. General Provisions. 22.1 No Right to Continued Service. Neither the Plan nor any rights hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.

11 22.2 Rights As Shareholder. A Participant will become a shareholder with respect to the Shares that are purchased pursuant to rights granted under the Plan when the Shares are transferred to the Participant’s ESPP Share Account. A Participant will have no rights as a shareholder with respect to Shares for which an election to participate in an Offering Period has been made until such Participant becomes a shareholder as provided above. 22.3 Indemnification. Each member of the Board is indemnified and held harmless by the Corporation against any cost or expense arising out of any act or omission in connection with this Plan to the extent permitted by applicable law. This indemnification is in addition to any rights of indemnification a Board member may have as director or otherwise. 22.4 Successors and Assigns. The Plan shall be binding on the Corporation and its successors and assigns. Rights and obligations under this Plan may be assigned by the Corporation to a successor in the business of the Corporation, any corporation resulting from any amalgamation, reorganization, combination, merger or arrangement of the Corporation, or any corporation acquiring all or substantially all of the assets or business of the Corporation. 22.5 Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof. 22.6 Rights of Corporation. The provisions contained in this Plan and any rights available hereunder shall not affect in any way the right of the Corporation or its shareholders or affiliates to take any action, including any change in the Corporation’s capital structure or its business, or any acquisition, disposition, amalgamation, combination, merger or consolidation, or the creation or issuance of any bonds, debentures, shares or other securities of the Corporation or of an affiliate thereof or the determination of the rights and conditions attaching thereto, or the dissolution or liquidation of the Corporation or of any of its affiliates or any sale or transfer of all or any part of their respective assets or businesses, whether or not any such corporate action or proceeding would have an adverse effect on this Plan or any rights hereunder. 22.7 Market Fluctuations. No amount will be paid to, or in respect of, a Participant under this Plan (including any Shares that have not been issued), to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The Corporation and Administrative Agent make no representations or warranties to Participants with respect to this Plan or the Shares whatsoever. In seeking the benefits of participation in this Plan, a Participant agrees to exclusively accept all risks associated

12 with a decline in the market price of the Shares and all other risks associated with the rights hereunder. 22.8 Compliance With Law. The obligations of the Corporation under the Plan are subject to compliance with all applicable laws and regulations. Shares shall not be issued with respect to any right granted under the Plan unless the issuance and delivery of the Shares pursuant thereto shall comply with all applicable laws and the requirements of any stock exchange upon which the Shares may then be listed. 22.9 Effective Date. The Plan shall become effective on June 23, 2015 and, unless terminated earlier pursuant to Section 22.10, shall have a term of ten years. 22.10 Amendment or Termination. Subject to the final sentence of this Section 22.10, the Board may amend, suspend or terminate the Plan, or any portion thereof, at any time, subject to those provisions of applicable law (including, without limitation, the applicable rules, regulations and policies of any stock exchange) that require the approval of shareholders or any governmental or regulatory body. The Board may make amendments to the Plan without seeking shareholder approval, except for any amendment which: (a) increases the number of Shares reserved for issuance under the Plan or changes that number from a fixed number of Shares to a fixed maximum percentage; (b) increases or removes the insider participation limits in Section 16; (c) lowers the Purchase Price payable for Shares under the Plan; (d) increases the Employer Contribution; (e) amends the provisions of this Section 22.10; (f) extends eligibility to participate in the Plan to non-Employees; or (g) is required to be approved by shareholders under applicable laws, regulations or stock exchange rules. Except as expressly set forth in the Plan, no action of the Board may adversely alter or impair the rights that have accrued to a Participant on or prior to the date of amendment, suspension or termination without the consent of the affected Participant. 22.11 Governing Law. This Plan shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

13 22.12 Withholding. To satisfy any applicable income and/or payroll tax withholding requirement, the Corporation may withhold (i) a sufficient number of Shares that would otherwise be delivered to a Participant upon the exercise of a right granted under this Plan or (ii) such income and/or payroll taxes from other sources of a Participant’s Compensation. Each Participating Entity is authorized to deduct or withhold from any amount payable or credited hereunder such taxes and other amounts as it may be required by applicable law to deduct or withhold and to remit the amounts deducted or withheld to the applicable governmental authority as required by applicable law. If the Participating Entity is required under applicable law to deduct or withhold and remit to the applicable government authority an amount on account of tax in respect of any amount paid hereunder and there is insufficient cash paid hereunder from which to make the required deduction or withholding, the Participant shall: (a) pay to the Participating Entity sufficient cash as is reasonably determined by the Participating Entity to be the amount necessary to permit the required remittance; (b) authorize Participating Entity, on behalf of the Participant, to sell in the market on such terms and at such time or times as the Participating Entity determines, a portion of the Shares issued hereunder to realize cash proceeds to be used to satisfy the required tax remittance; or (c) make other arrangements acceptable to the Participating Entity to fund the required tax remittance, including authorizing additional tax withholding from other sources of compensation. 22.13 Unfunded and Unsecured Plan. This Plan shall be unfunded and the Corporation will not secure its obligations under this Plan. To the extent any Participant or his or her estate holds any rights under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Corporation. 22.14 Non-Exclusivity. Nothing contained in this Plan prevents the Board from adopting other or additional compensation arrangements for the benefit of any Participant, subject to any required regulatory or shareholder approval. 22.15 Other Employee Benefits. The amount of any compensation deemed to be received by a Participant as a result of participating in the Plan will not constitute compensation with respect to which any other employee benefits of that Participant are determined including, without limitation, benefits under any bonus, pension, profit-sharing, insurance or salary continuation plan, except as otherwise specifically determined by the Board in writing. 22.16 Tax Consequences. It is the responsibility of the Participant to complete and file any tax returns and pay all taxes that may be required under Canadian, U.S. or other tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan. No Participating Entity shall be held responsible for any tax consequences to a Participant as a result of the Participant’s participation in the Plan.

14 22.17 Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted. 22.18 Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

15 ADDENDUM: SUB-PLAN FOR THE UNITED STATES BLACKBERRY LIMITED 2015 EMPLOYEE STOCK PURCHASE PLAN Terms and Conditions for Participants Subject to Taxation in the United States 1. Purpose of Sub Plan. This Sub Plan (the “Sub Plan”) of the BlackBerry 2015 Employee Stock Purchase Plan (the “Plan”) was established by the Board for the purpose of granting rights under the Plan, to Participants who are subject to taxation in the United States, which qualify for the favorable income tax and social tax treatment under Section 423 of the United States Internal Revenue Code of 1986, as amended (the “Code”). The terms and conditions detailed in this Sub Plan are to be read in conjunction with the Plan. To the extent that the terms and conditions of this Sub Plan conflict with the terms and conditions set forth in the Plan, the terms and conditions of this Sub Plan shall prevail. 2. Definitions. In lieu of the definitions provided for the following terms under the Plan, the following definitions shall apply to any rights granted under the Plan to any Participant who is subject to taxation in the United States. “Corporate Transaction” means a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code. “Employee” means any person who renders services to a Participating Entity as an employee pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Entity that meet the requirements of United States Treasury Regulation (“Treas. Reg.”) Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period of time specified in Treas. Reg. Section 1.421-1(h)(2), and the individual’s right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treas. Reg. Section 1.421-1(h)(2). “Participating Entity” means the Corporation or any Subsidiary which is designated by the Board from time to time in its sole discretion. “Subsidiary” means any corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Corporation or a Subsidiary, whether or not such corporation exists now or is hereafter organized or acquired by the Corporation or a Subsidiary. In all cases, the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.

#4212315 v1 16 3. Eligibility. Unless otherwise determined by the Committee in a manner that is consistent with Section 423 of the Code, any individual who is an Eligible Employee as of the first day of the enrollment period designated by the Committee for a particular Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 423 of the Code. Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted a right under the Plan if (i) immediately after the grant of the right, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Corporation or hold outstanding rights to purchase stock possessing 5% or more of the total combined voting power of value of all classes of stock of the Corporation or any Subsidiary or (ii) such right would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Corporation and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time the right is granted) for each calendar year in which such right is outstanding at any time.